Exhibit 10.2
August 8, 2013

Ronald D. Kropp
Senior Vice President and CFO

Dear Ron:

Re:    Severance Agreement

To provide you with a greater sense of security, Illinois Tool Works Inc. ("ITW" or the "Company) is offering you this Severance Agreement in the event the Industrial Packaging Segment (the "Business") separates from the rest of ITW (any such separation from ITW is referred to in this Severance Agreement as the "Transaction") and if you are terminated within twenty-four (24) months after the close date of the Transaction (including continued employment with its successor in interest in the Business, if any), subject to the terms and conditions described below. Any severance benefits contained herein are contingent upon the execution of a signed release on behalf of the Employee in a form as determined by the Company.

Severance Benefit

A. Eligibility for Severance Benefits. You will be eligible for severance benefits on the terms and conditions set forth below if any of the following conditions is met:

1)	You are terminated from employment with ITW without cause or resign for Good Reason; or

2)	There is a Transaction, and within 24 months of such Transaction, you are subsequently terminated without Cause or you resign for Good Reason.

B. Amount and Form of Severance Benefits. Your severance benefit will be a lump sum cash payment equa1 to two times the sum of your annual base salary plus your target annual bonus (e.g. 80% achievement of your P&O Bonus opportunity) at the rate in effect on the date of your separation from ITW, less all taxes or other applicable deductions that are normally deducted or in accordance with applicable legal requirements; provided that any reduction in base pay triggering the right to resign for Good Reason will not be taken into account when determining base pay hereunder. You shall also receive any annual bonus from the previously completed year that has not yet been paid at the time of your termination and full vesting of any outstanding grant under the ITW Long-term Incentive Plan provided, however, that the amount of any such cash payments shall be reduced by an amount equal to the aggregate amount of any other cash payments in the nature of severance payments paid or payable by the Company or any other Employer or any Subsidiary pursuant to any agreement, policy, program, arrangement or requirement of statutory or common law (other than this Policy or cash payments received in lieu of stock incentives):

C. Impact on Other Severance Benefits. This severance benefit will be reduced by the value of any other severance, separation or other termination benefit from the Business or its ultimate parent corporation or any affiliate thereof under any plan or program.

D. Termination of your Employment. You will not be entitled to any severance benefit if (1) you voluntarily terminate your employment without “Good Reason,” (2) you die, or (3) your employment is terminated for "Cause". For purposes of this Severance Agreement, “Good Reason” means (i) a material reduction of more than 20% in aggregate in your salary and/or bonus opportunity, (ii) a material adverse change in your role, duties or responsibilities, (iii) reassignment to a work location more than 30 miles from your current principal place of employment, (iv) not being offered continued employment with any successor in interest to the Business, (v) declining continued employment with any successor in interest to the Business because the proposed terms of employment would trigger “Good Reason,” or (vi) any other material breach of this Severance Agreement or the Retention and Incentive Award. For purposes of this Severance Agreement, "Cause" means (i) your commission of an act of dishonesty, fraud, misrepresentation, embezzlement or actua1/attempted intentional physical violence or other offensive contact against ITW, the Business, any successor in interest to the Business, or any of their respective employees, clients, or suppliers; (ii) your material breach of any of your obligations under this Severance Agreement, or any other agreement between you and ITW, the Business or any successor in interest to the Business; (iii) a material violation of the written policies of ITW, the Business or any successor in interest to the Business which is likely to cause ITW, the Business or a successor to suffer economic or reputational injury; (iv) your willful refusal to perform your essential duties for ITW or the Business or any successor in interest to the Business, or to follow the lawful written directions of ITW, the Business or any successor in interest to the Business; (v) your conviction of, or plea of no contest to, any felony or any crime involving moral turpitude; (vi) any willful act or reckless omission by you which is, or is reasonably likely to be, injurious to the financial condition or business reputation of ITW, the Business, any successor in interest to the Business, or any of their respective employees, clients, or suppliers; (viii) your inability, as a result of alcohol or drug use, to perform the essential duties and/or responsibilities of your position. Notwithstanding the foregoing, no act or omission which is curable shall constitute grounds for “Cause,” unless you have received detailed written notice of the alleged act or omission and failed to cure within ten (10) business days.

E. Expiration. This Severance Agreement and any benefits and entitlements set forth herein shall automatically expire, be null and void and of no further value on the date that is twenty-four (24) months following any Transaction that is consummated.

Confidentiality

You agree to keep the existence of this Severance Agreement and the terms and conditions of this Severance Agreement confidential. You may, however, divulge the terms of this Severance Agreement to members of your immediate family, and legal, tax or financial advisors, provided you ensure their compliance with this confidentiality provision. Any breach of this confidentiality provision by you or anyone connected to you will cause you to forfeit any and all payments under this Severance Agreement.

Other Important Information

A.Effective Date. This agreement is effective your assuming the position of SVP and CFO of the Business,
B.Assignability. You may not assign or transfer this Severance Agreement or any payments or benefits under this Severance agreement to anyone. You understand and agree that the Company may assign or transfer its obligations, rights and interests in this Severance Agreement to a successor in interest to all, or a portion, of the Business.
C.No Right to Continued Employment. Nothing in this Severance Agreement constitutes an offer to you of any fixed period of employment up to the closing date of the Transaction, the Transaction closing date or thereafter. This Severance Agreement does not limit in any way the right of the Business to change your compensation or other benefits or to terminate your employment or other service in compliance with your current terms of employment and/or under applicable law; provided any payment due under the terms of this Severance Agreement has been satisfied.
D.Counterparts. This Severance Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
E.Governing Law. This Severance Agreement and all actions taken under this Severance Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois without regard to the conflict of law principles thereof This Severance Agreement may be modified, if needed, in order to be compliant by applicable law and regulations.

Please acknowledge your agreement with the terms of this Severance Agreement by signing and returning all pages of this Severance Agreement not later than seven (7) calendar days from the date set forth above (or such later date as may be required by local law).

We believe that you are, and continue to be, a key player in the success of the Business and hope this arrangement provides you with a greater sense of security and motivation to continue to drive its growth and performance.

Regards,
ILLINOIS TOOL WORKS INC.

By: /s/ SHARON M. BRADY	August 8, 2013
Sharon M. Brady	Date
Senior Vice President, Human Resources

I accept the terms and conditions of this Severance Agreement:

By: /s/ RONALD D. KROPP	August 8, 2013
Ronald D. Kropp	Date
Senior Vice President and CFO